ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated effective June 24, 2008.

AMONG:

TRANS-ORIENT PETROLEUM LTD., a company
incorporated under the laws of British Columbia and having an office at Suite 1407, 1050 Burrard Street, Vancouver, British
Columbia V6Z 2S3

(the “Company”)

AND:

DAVID JOHN BENNETT, Ph.D., Consultant, having an address
at <>

(“Bennett”)

WHEREAS:

(A)                     Pursuant to a consulting agreement dated December 1, 2007, the Company granted Bennett a gross overriding royalty of 0.5% on the Company’s two New Zealand petroleum exploration permits, PEP 38348 and 38349 (the “GORR”); and

(B)                     Bennett wishes to sell to the Company and the Company wishes to purchase from Bennett the GORR in exchange for 200,000 share purchase warrants that entitles the holder to acquire an additional common share in the capital of the Company at a price of US$0.80 per common share for two years from the closing date of June 23, 2008 (the “Warrants”), upon and subject to the terms and conditions hereinafter set forth, and the Company will then proceed to cancel the GORR subsequent to the acquisition.

WITNESSES that the parties mutually agree as follows:

Purchase and Sale of the GORR

1.1                     On June 24, 2008, or such other date as may be agreed to in writing between the parties (the “Closing Date”), Bennett will sell, assign, transfer, convey and set over to the Company and the Company will purchase all of the right, title and interest of Bennett (whether absolute or contingent, legal or beneficial) in and to the GORR, and the Company will then proceed to cancel the GORR subsequent to the acquisition.

Consideration

1.2                     As consideration for the GORR, the Company will issue to Bennett the Warrants on or about the Closing Date.

Representations and Warranties of Bennett

1.3                     Bennett represents and warrants to the Company as of the Closing Date, and acknowledges that the Company is relying upon such representations and warranties, that:

(a)           Bennett now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Bennett in and to the GORR according to the true intent and meaning of this Agreement and to enter into and deliver this Agreement and to perform his obligations on the terms and conditions set forth;

(b)           the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Bennett is party or by which Bennett is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Bennett;

(c)           this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Bennett enforceable against Bennett in accordance with their terms;

(d)           no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the GORR is required for the due execution, delivery and performance by Bennett of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(e)           Bennett has good and marketable title to the GORR and has not alienated or encumbered the GORR or any part or portion thereof, Bennett has not committed and is not aware of there having been committed any act or omission whereby the interest of Bennett in and to the GORR or any part or portion thereof may be cancelled or determined, and the GORR are now free and clear of all liens, penalties, conversion rights and other claims of third parties, created by, through or under Bennett or of which Bennett has knowledge;

(f)           none of the interest of Bennett in and to the GORR is subject to any preferential, pre-emptive or first purchase rights, created by, through or under Bennett or of which Bennett is aware, that become operative by virtue of this Agreement or the transaction effected by it;

(g)           Bennett has not received notice from any third party claiming an interest in and to the GORR adverse to the interest of Bennett and Bennett has no reason to believe that any such claim may be made;

(h)           Bennett has not received notice of default and is not, to the knowledge, information and belief of Bennett, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Bennett in and to the GORR or which might otherwise adversely affect the GORR; and

(i)           no suit, action or other proceeding before any court or governmental agency has been commenced against Bennett or, to the knowledge, information and belief of Bennett, has been threatened against Bennett or any third party, which might result in impairment or loss of the interest of Bennett in and to the GORR or which might otherwise adversely affect the GORR.

Representations and Warranties of the Company

1.4                     The Company represents and warrants to Bennett as of the Closing Date, and acknowledges that the Company is relying upon such representations and warranties, that:

(a)           the Company is duly incorporated under the laws of the Province of British Columbia and in good standing with respect to annual filings required under its governing corporate statute, is authorized to carry on business in the jurisdiction in which the GORR is located, and now has good right, full power and absolute authority to purchase the interest of Bennett in and to the GORR according to the true intent and meaning of this Agreement;

(b)           the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which the Company is bound;

(c)           the Company has the power and authority to issue the Warrants to Bennett in accordance with this Agreement and the Warrants will be issued free and clear of all security interests and other adverse claims or encumbrances;

(d)           the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which the Company is party or by which the Company is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to the Company;

(e)           this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

(f)           no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the GORR is required for the due execution, delivery and performance by the Company of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force.

Indemnities for Representations and Warranties

1.5                     Bennett shall be liable to the Company for and shall, in addition, indemnify the Company from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Company which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 1.3 been accurate and truthful.

1.6                     The Company shall be liable to Bennett for and shall, in addition, indemnify Bennett from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Bennett which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 1.4 been accurate and truthful.

Further Assurances

1.7                     The parties will execute and deliver such further agreements and other documents and do the further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Enurement

1.8                     This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective administrators, trustees, receivers, successors and assigns.

Entire Agreement

1.9                     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

Governing Law

1.10                    This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia. The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

Time of Essence

1.11                    Time shall be of the essence in this Agreement.

Counterparts

1.12                     This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

TRANS-ORIENT PETROLEUM LTD.

/s/Dan Brown
/s/Garth Johnson	Witness Signature
Garth Johnson, President

Name of Witness

DAVID JOHN BENNETT

/s/Pino Perone
/s/David John Bennett	Witness Signature
David John Bennett

Name of Witness